Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Registration Statement No. 333-137388 of NextWave Wireless Inc. (“the Company”) on Form S-4 of our report for dated March 22, 2005 (except for Note 4, paragraph 2, as to which the date is April 11, 2005) relating to the financial statements of Packet Video Corporation (the “Predecessor Company”) as of and for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Moss Adams LLP

Irvine, CA
October 20, 2006